STOCK PLEDGE AGREEMENT


          THIS STOCK PLEDGE AGREEMENT (the "Agreement") is made and entered into on this ______ day of _________________,_______, by and between ______________________________ (the "Pledgor"), and Cerner Corporation, a Delaware corporation (the "Pledgee").

          WITNESSETH:

          WHEREAS, the Pledgor is the owner of
 shares of the common stock of Pledgee,(the "Pledged Shares");
and

          WHEREAS, pursuant to the terms of the Cerner
Corporation Executive Stock Purchase Plan (the "Stock Purchase
Plan"), the Pledgor has been offered the opportunity to purchase certain shares of Pledgee; and

          WHEREAS, in accordance with the terms of the Stock Purchase Plan, the Pledgor has executed a promissory note payable
to the Pledgee, dated                   ,         (together with
all renewals and extensions thereof, the "Note"), as consideration for a loan received from the Pledgee in the principal amount of _______________ Dollars ($_________); and

          WHEREAS, the Pledgor desires to secure the repayment of the Note by the pledge of the Pledged Shares upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein contained, the Pledgor and Pledgee hereby agree as follows:

          1. Pledge. As security for the due and punctual payment of all amounts due and payable pursuant to the Note, together with accrued interest thereon, the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and grants to the Pledgee, its successors and assigns a security interest in and lien upon all of the Pledgor's right, title and interest in and to the Pledged Shares and any account in which such Pledged Shares are held. Unless otherwise agreed to by the parties hereto, the Pledgor shall deliver to the Pledgee a stock certificate evidencing all of the Pledged Shares, together with attached stock powers duly endorsed in blank. Said certificates and the Pledged Shares shall be held and disposed of by the Pledgee in accordance with the terms and conditions of this Agreement. The Pledgee is hereby authorized with respect to the Pledged Shares, whether or not there has been any default in the payment or the performance of any obligation secured by the Pledged Shares, to indorse the Pledged Shares in the name of the Pledgor and cause any part or all of the Pledged Shares to be transferred of record into the Pledgee's name or the name of its nominee. During the term of the pledge made hereunder, any proceeds or additional shares of stock, rights, warrants, securities or other property issued or distributed upon or in respect of any of the Pledged Shares, including any and all such property issued or distributed as the result of any stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, exchanges or substitutions or other distribution, whether in liquidation or otherwise, shall be immediately pledged, delivered, paid and set over by the Pledgor to the Pledgee hereunder as additional collateral and shall constitute Pledged Shares for purposes of this Agreement.
Pledgor's delivery of such additional shares of stock, rights, warrants, securities and other property shall be deemed to constitute the delivery and pledge thereof to the Pledgee pursuant to this Agreement.

          2.  Representations, Warranties and Covenants.  The
Pledgor represents, warrants and agrees as follows:

          (a) The Pledgor has the unrestricted right, power and authority to execute this Agreement, to perform the Pledgor's obligations hereunder and to transfer and create a security interest in the Pledged Shares in the manner and for the purpose contemplated hereby.

          (b) The pledge and delivery of the Pledged Shares pursuant to this Agreement create a valid and perfected first priority security interest in the Pledged Shares in favor of the Pledgee.

          3. Events of Default. The occurrence of any one or more of the following events shall constitute a default hereunder
(each an "Event of Default"):

          (a) the Pledgor's default in the payment of the Note when due, by acceleration or otherwise, or in performance of any of the terms, agreements or covenants of this Agreement, the Note or the Stock
     Purchase Plan; or

          (b) any representation or warranty made by the Pledgor in this Agreement or in the Note, or any other representation or warranty made or furnished to the Pledgee by or on behalf of the Pledgor, proves to have been incorrect in any material respect when made and remains material and uncured at the time in question;
     or

          (c) the making of any general assignment for the benefit of creditors by the Pledgor or the commencement by the Pledgor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or

          (d) the appointment of a receiver, trustee or other similar official for all or substantially all of the Pledgor's property or assets, or the filing of a bankruptcy petition against the Pledgor in a court of competent jurisdiction that commences an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which appointment or petition is not contested by the Pledgor, or which appointment or petition is not removed or dismissed within sixty (60) days.

          4. Dividends and Voting Rights. So long as no Event of Default shall have occurred and be continuing, the Pledgor shall be entitled (a) to receive any and all cash dividends declared and paid in respect of the Pledged Shares (other than liquidating dividends) and (b) to exercise any and all voting and other consensual rights in respect thereof. So long as no Event of Default shall have occurred and be continuing, if the Pledged Shares or any part thereof shall have been transferred into the name of the Pledgee or its nominee, upon the written request of the Pledgor, the Pledgee or its nominee shall execute and deliver to the Pledgor appropriate powers of attorney or proxies to vote the Pledged Shares.

          5.  The Pledgee's Remedies Upon Default.

          (a) If any Event of Default shall have occurred and be continuing, the Pledgee may do any one or more of the following in such order as it may elect:

               (i)  cause any or all of the Pledged Shares
          to be transferred into its name or that of its nominee and obtain registration of such transfer or transfers, without thereby effecting a foreclosure of the pledge evidenced hereby or relieving itself of its obligations under Part 5 of Article Nine of the Uniform Commercial Code as enacted in the State of Missouri, the Pledgor hereby irrevocably constituting and appointing the Pledgee and any nominee of the Pledgee the attorney-in-fact of the Pledgor for such purpose, with full power of substitution;

              (ii) vote any or all of the Pledged Shares or revoke any or all proxies or powers of attorney given by the Pledgor and give any or all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, the Pledgor hereby irrevocably constituting and appointing the Pledgee and any nominee of the Pledgee the proxy and attorney-in-fact of the Pledgor for such purpose, with full power of substitution;

             (iii)  receive all dividends and all other
          distributions of any kind on any or all of the Pledged Shares; and

              (iv) sell, assign and deliver, at any time or from time to time, in one or more lots, any or all of the Pledged Shares, at any private or public sale, for cash, for credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Pledgee, in its sole discretion, may determine, the Pledgor hereby waiving and releasing any and all rights or equity of redemption which it otherwise might have either before or after sale hereunder. Any notification required by law to be given in connection with any sale shall conclusively be deemed reasonable if given not less than ten (10) days prior to the time of any public sale or the time after which any private sale is to be made. The Pledgee, if permitted by law, may bid for and purchase all or any part of the Pledged Shares so sold free from any such right or equity of redemption. For the purpose hereof, any agreement to sell all or any part of the Pledged Shares shall be treated as a sale thereof, the Pledgee shall be free to carry out such sale pursuant to such agreement and the Pledgor shall not be entitled to the return of any of the Pledged Shares subject thereto, notwithstanding that, subsequent to the Pledgee's entering into such an agreement, the Pledgor may have cured all Events of Default.

          (b) The proceeds of any sale hereunder of the Pledged Shares and any moneys held by the Pledgee pursuant to this Agreement shall be applied first to the payment of all costs and expenses of collection, sale and delivery, including reasonable attorneys' fees and expenses in connection therewith, whether or not involving a case or proceeding before a federal or state court, and next to such of the obligations of the Pledgor to the Pledgee secured hereby in such order as the Pledgee may in its sole discretion determine. The balance, if any, of such proceeds and moneys shall be paid to the Pledgor or such other person or persons as may legally be entitled thereto. If the proceeds of such sale are insufficient to pay such costs and expenses and to satisfy such obligations of the Pledgor, the Pledgor shall remain liable for such deficiency.

          6. Other Rights and Remedies. The rights and remedies afforded to the Pledgee hereunder shall be cumulative and in addition to and not in limitation of any rights and remedies which the Pledgee may have under applicable law, including the Uniform Commercial Code. The exercise or partial exercise of any right or remedy of the Pledgee hereunder or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of the Pledgee.

          7. Waiver. No delay or omission on the part of the Pledgee in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder or under any instrument or agreement evidencing or relating to any of the obligations secured hereby. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

          8. Return of Pledged Shares. Promptly following the receipt by the Pledgee of payment in full of the Note in accordance with its terms, the Pledgee will, upon written demand by the Pledgor, cause the Pledged Shares, any stock powers related thereto and any other collateral held pursuant to this Agreement, to be redelivered to the Pledgor without recourse to the Pledgee.

          9. Reasonable Care. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Shares in its possession if the Pledged Shares are accorded treatment substantially the same as that which the Pledgee accords its own property; provided, however, that the Pledgee shall have no obligation to (a) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Pledgee has or is deemed to have knowledge of such matters, or (b) take any necessary steps to preserve rights against any other parties with respect to any Pledged Shares.

          10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such communication is to be given, or on the third day after mailing if mailed to the party to whom such communication is to be given by first class mail, postage prepaid, and properly addressed as follows:

          The Pledgor:

          ___________________________________
          ____________________________________
          ____________________________________

          The Pledgee:
                    Attn: Chief Financial Officer
                    Cerner Corporation.
                    2800 RockCreek Parkway
                    Kansas City, MO 64117

          11. Expenses. The Pledgor will upon demand pay to the Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, whether or not involving a case or proceeding before any federal or state court, that the Pledgee may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Pledged Shares, (c) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

          12. Binding. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns and may be amended only by a written instrument signed by each of the parties hereto.

          13. Continuing Pledge. The pledge made hereunder is of a continuing nature and applies to any and all debt of the Pledgor owing to the Pledgee, and the Pledgee may continue to make loans or otherwise extend credit to the Pledgor at any time and from time to time in reliance upon the pledge made hereunder until the Pledgee actually receives written notice from the Pledgor of the discontinuance hereof in respect of any debt arising or incurred by the Pledgor after the receipt of such notice by the Pledgee; provided, however, that the receipt of such notice shall not in any way whatsoever impair, affect, release or discharge the Pledgee's lien on or rights with respect to any of the Pledged Shares or impair or affect in any way any of the Pledgee's rights, powers, remedies or authority hereunder in respect of any debt or obligation arising or incurred prior to the Pledgee's receipt of such notice, and that this pledge shall remain in effect until all such debt or obligation arising or incurred prior to such receipt, and all interest thereon, has been fully paid or satisfied.

          14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and altogether but one instrument.

          15. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        _________________________
                                                  "PLEDGOR"



                         CERNER CORPORATION.


                         By:__________________________
                         Name:
                         Title:

                                                    "PLEDGEE"